UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 23, 2005
Odyssey Re Holdings Corp.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	6719 Commission File Number	52-2301683 (I.R.S. Employer Identification Number)

Odyssey Re Holdings Corp.
300 First Stamford Place, Stamford, Connecticut 06902
(203) 977-8000
(Address of principal executive offices and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
Credit Agreement
On September 23, 2005, Odyssey Re Holdings Corp. (“OdysseyRe”) and its subsidiaries Odyssey America Reinsurance Corporation, Clearwater Insurance Company, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Select Insurance Company and Hudson Corporate Name Limited entered into a Credit Agreement with Wachovia Bank, National Association (“Wachovia”), as administrative agent, lender and letter of credit issuer, Keybank National Association, as syndication agent and lender, Citibank, N.A., as documentation agent and lender, Webster Bank, National Association, as documentation agent and lender, and PNC Bank, National Association and JPMorgan Chase Bank, as lenders (the “Credit Agreement”).
The Credit Agreement provides for a three-year revolving credit facility of $150 million, which is available for direct, unsecured borrowings by OdysseyRe, and for the issuance of secured and unsecured letters of credit. The credit facility contains an accordion feature that permits OdysseyRe to request an increase in the aggregate principal amount of the facility by an amount up to $50 million, to a maximum of $200 million. Following such a request, each lender has the right, but not the obligation, to commit to all or a portion of the proposed increase. The credit facility will be used for working capital and other corporate purposes, and for the issuance of letters of credit to support insurance and reinsurance business of OdysseyRe and its subsidiaries.
All revolving loans outstanding under the credit facility will be due and payable on the maturity date, September 23, 2008. Letters of credit outstanding on the maturity date, September 23, 2008, may remain outstanding until September 23, 2009.
Loans under the credit facility will bear interest at a fluctuating rate per annum equal to the higher of (a) the federal funds rate plus 0.5% and (b) Wachovia’s publicly announced prime rate. Alternatively, at OdysseyRe’s option, loans will bear interest at the London Interbank Offered Rate (LIBOR) plus 0.85%, which additional percentage may be adjusted if OdysseyRe’s debt rating changes.
The Credit Agreement includes customary affirmative and negative covenants. A default under the Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants under the Credit Agreement, a failure to make payments when due in respect of or a failure to perform obligations relating to certain debt obligations, or a change of control of OdysseyRe. A default under the Credit Agreement would permit the participating banks, among other remedies, to restrict OdysseyRe’s ability to further access the credit facility for loans, require the immediate repayment of any outstanding loans with interest and require the cash collateralization of outstanding unsecured letter of credit obligations. The participating banks may, in the event of a default, also exercise certain remedies permitted under the UCC and other applicable law with respect to the collateral securing any secured letter of credit obligations.

The Credit Agreement replaces OdysseyRe’s $90 million credit facility entered into as of September 27, 2004, which has been terminated, and the obligations thereunder have been satisfied.
Certain of the lenders and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to OdysseyRe and/or its affiliates for which OdysseyRe and/or its affiliates have paid, and intend to pay, customary fees.
Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Credit Agreement
See Item 1.01 above. OdysseyRe and its subsidiaries have not made any borrowings under the revolving credit facility as of the date of this Report on Form 8-K. Other than letters of credit totaling $22.8 million issued in replacement of letters of credit issued under OdysseyRe’s previous credit facility, and letters of credit totaling $50.8 million issued to collateralize certain existing letters of credit that were initially issued under OdysseyRe’s previous credit facility until their maturity no later than December 31, 2005, no letters of credit have been issued under the credit facility as of the date of this Report on Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:   September 29, 2005

ODYSSEY RE HOLDINGS CORP.
By:	/s/ Donald L. Smith
	Name:	Donald L. Smith
	Title:	Senior Vice President, General Counsel, and Corporate Secretary